Exhibit 14

AMERICAN MEDIA OPERATIONS, INC.

CODE OF ETHICS FOR THE PRINCIPAL EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

American Media Operations, Inc. (the “Company”) expects the highest possible ethical conduct from its principal executive officer and senior financial officers, which include the principal financial officer, principal accounting officer or controller, or persons performing similar functions. Your full compliance with this Code is mandatory. You are expected to participate in and foster a culture of transparency, integrity and honesty in the Company.

In accordance with the rules of the U.S. Securities and Exchange Commission, any change to, or waiver of, this Code must be immediately publicly disclosed.

Conflicts of Interest

As the Company’s principal executive officer or as a senior financial officer, it is imperative that you avoid any personal activity, investment or association that interferes, or appears to interfere, with your independent exercise of judgment in the Company’s best interests. You may not exploit your position or relationship with the Company for personal gain. For example, there is a likely conflict of interest if you:

•	Cause the Company to engage in business transactions with relatives or friends;

•	Use nonpublic Company, client or vendor information for personal gain by you, relatives or friends (including securities transactions based on such information);

•	Have more than a modest financial interest in the Company’s vendors, clients or competitors;

•	Receive a loan, or guarantee of obligations, from the Company or a third party as a result of your position at the Company;

•	Receive any payments or gifts, other than gifts of nominal value, from any third party as a result of your position with the Company; or

•	Compete, or prepare to compete, with the Company while still employed by the Company.

There are other situations in which a conflict of interest may arise. If you have concerns about any situation, follow the steps outlined in the Section on “Reporting Violations.”

Engaging in any conduct that represents a conflict of interest is strictly prohibited.

Accurate Periodic Reports

As you are aware, full, fair, accurate, timely and understandable disclosures in the periodic reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission and in other public communications made by the Company are essential to the success of its business. You should exercise the highest standard of care in contributing to or preparing such reports and other communications in accordance with the following guidelines:

•	All of the Company’s accounting records, as well as reports produced from those records, must be in accordance with the laws of each applicable jurisdiction.

•	All records must fairly and accurately reflect the transactions or occurrences to which they relate.

•	All records must fairly and accurately reflect, in reasonable detail, the Company’s assets, liabilities, revenues and expenses.

•	The Company’s accounting records must not contain any false or intentionally misleading entries.

•	No transactions should be intentionally misclassified as to accounts, departments or accounting periods.

•	All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

•	No information should be concealed from the internal auditors or the independent auditors.

•	Compliance with the Company’s system of internal accounting controls is required.

Compliance With Law

You are expected to comply with both the letter and spirit of all applicable governmental laws, rules and regulations. If you fail to comply with this Code and/or with any applicable laws, you will be subject to disciplinary measures, up to and including immediate discharge from the Company.

Reporting Violations

Your conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow employees. If you are powerless to stop suspected misconduct or discover it after it has occurred, you must report it to the Audit Committee of the Company’s Board of Directors (the “Audit Committee”). Misconduct cannot be excused because it was directed or requested by another. In this regard, you are expected to alert the Audit Committee whenever an illegal, dishonest or unethical act is discovered or suspected.

You have the commitment of the Company and of the Audit Committee that you will be protected from retaliation for your good faith actions.

Conclusion

In the final analysis you are the guardian of the Company’s ethics. While there are no universal rules, when in doubt ask yourself:

•	Will my actions be ethical in every respect and fully comply with the law and with the Company’s policies?

•	Will my actions have the appearance of impropriety?

•	Will my actions be questioned by my supervisor (if applicable), fellow employees, clients, family and the general public?

•	Am I trying to fool anyone, including myself, as to the propriety of my actions?

If you are uncomfortable with your answer to any of the above, you should not take the contemplated actions without first discussing them with the Audit Committee.

Any employee who ignores or violates any of the Company’s ethical standards, and any manager who penalizes a subordinate for trying to following these ethical standards, will be subject to corrective action, including immediate dismissal. However, it is not the threat of discipline that should govern your actions. The Company expects you to share its belief that a dedicated commitment to ethical behavior is the right thing to do and is good business, as well as being the surest way for the Company to remain a world class organization.

Acknowledgment

I have read American Media Operations, Inc.’s Code of Ethics for the Principal Executive Officer and Senior Financial Officers, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code, and the Company’s related policies and procedures. I acknowledge that the Code is a statement of policies for the conduct of the principal executive officer and senior financial officers and does not, in any way, constitute an employment contract or an assurance of continued employment.

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